Exhibit 99.1

Vinco Ventures, Inc. Reports Financial Results for the Year and Fourth Quarter Ended December 31, 2021

Fairport, NY, April 18, 2022 (GLOBE NEWSWIRE) -- Vinco Ventures, Inc. (NASDAQ:BBIG), a digital media and content technologies holding company (“Vinco Ventures,” “Vinco,” or the “Company”), today announced its results for the year and fourth quarter ended December 31, 2021.

“As of the end of 2020, we had a market cap of approximately $20 million and total stockholders’ equity of approximately $14 million, and through equity growth and our acquisition of an 80% equity interest in Lomotif through ZVV Media Partners, our joint venture with ZASH Global Media and Entertainment, our market cap has increased as of the end of last week to over $507 million and our total stockholders’ equity has increased to $134 million,” said CEO Lisa King. “As we continue our transition to a digital media and content technologies company, we are focused on our four pillars: We strive to entertain broad global audiences with compelling content, engage users with rich experiences on our Lomotif social media platform, create unique opportunities to endorse and advertise brands through our marketing platform and influencer relationships, and enrich the lives of our users. We believe we can continue to grow into a robust international media and entertainment company focused on content and engagement with millions of users around the world.

Operational Highlights:

●	Vinco Ventures completed the acquisition of AdRizer LLC, a provider of technology solutions that automate the use of artificial intelligence for digital advertising analytics and programmatic media buying, for consideration consisting of $38 million in cash paid at closing and up to 10 million shares of common stock of the Company issuable on January 1, 2024, with certain leak-out restrictions. Lomotif continued the momentum of its expansion in India through a co-production content partnership with Viacom18. The partnership begins with an unscripted reality TV show for inventors and entrepreneurs in the Indian market called, “The Inventor Challenge,” which is inspired by Vinco’s PBS series “Everyday Edisons”. “The Inventor Challenge” is set to premiere late summer 2022, with production for season two to begin later this year. In the Indian region, Viacom is producing, marketing and broadcasting the show. Beyond the Indian market, we plan to bring the format to other countries around the world. The Company anticipates that the show will help to increase exposure and engagement of Vinco’s content and the Lomotif platform.

●	Lomotif’s global talent search “You’ve Been Scouted,” concluded with India’s Yatin Kumar being presented an album deal working with Grammy-winning producer Teddy Riley, who has worked with Michael Jackson, Lady Gaga, Pharrell and BTS. The album is in final production, and is expected to be released over the next several weeks and promoted on the Lomotif platform.

●	The Company actively sought opportunities to live stream entertainment events on our Lomotif social media platform to engage users and deploy our blended media, cross-platform distribution strategy in doing so. The Company engaged users on the Lomotif platform through live streaming of popular entertainment events and coverage of those events through our influencer initiatives under the Lomotif brand, which have been shared broadly on other social media platforms, such as our recent initiative with Insomniac to live stream the Okeechobee Music and Arts Festival on March 3-6, 2022. Over the three-day festival, the live stream registered 7.2 million active users on Lomotif according to Google Analytics and generated 16 million visitors on Lomotif media sites. The Company believes this beta test validated our strategy as we generated hundreds of millions of ad impressions with five-plus minutes spent viewing the sites on average, through our newly acquired ad platform, AdRizer. Lomotif for the first time broke into the top 50 downloaded social apps in the U.S. market in the Apple Store alone during the festival, boosting our effort to expand in the U.S. market. Of the 7.2 million users who streamed the concert, 86% of the traffic came from YouTube through the Company’s AdRizer platform promoting the festival.

●	Another example of the Company’s effort to drive views and engagement for the Lomotif platform and content under the Lomotif brand was the Electric Daisy Carnival (EDC) in Las Vegas in October 2021, the largest electronic dance music festival in North America. At EDC Las Vegas, the Company arranged surprise appearances and performances of Lil Nas X and Kid LAROI as Lomotif guests. The streaming of these performances not only drove engagement on the Lomotif platform, but also resulted in hundreds of millions of views of the Lomotif brand across additional platforms including TikTok, Instagram, YouTube and Snapchat, which we believe elevated the Lomotif brand during the concert.

●	Another implementation of Vinco’s blended media cross-platform distribution strategy was the exclusive distribution arrangement with Insomniac, a producer of top music festivals and events, to live stream Shaquille O’Neal’s Big Game Weekend Party “Shaq’s Fun House” on LomoTV in February 2022, which generated millions of views across social media platforms around the world, furthering the reach of the Lomotif brand.

Said King, “In addition to live-streaming and hosting the events with our partners such as Insomniac at EDC Las Vegas, Dandelion Music Festival, Okeechobee Music and Arts Festival, and Shaq’s Funhouse in LA, and with Lomotif guests including Lil Nas X and Kid LAROI, we increased user engagement for the Lomotif platform and brand over the last year with celebrity events like Hailey Bieber’s #LomoStyle contest which engaged over 19 million views across platforms. We believe that by growing our content offering and worldwide user engagement, coupled with our AdRizer digital advertising analytics capabilities, we will be able to use the Lomotif platform to generate additional revenue.”

●	The Company’s subsidiary, Cryptyde, Inc. (“Cryptyde”), filed its Form 10 registration statement with the SEC in connection with the planned spin-off of Cryptyde, which currently owns CW Machines, LLC through a joint venture and Ferguson Containers, Inc. Cryptyde’s joint venture CW Machines has launched its crypto mining equipment reselling business and has welcomed its initial customers in Q1 2022. Cryptyde’s Freescape Metaverse characters have been developed and are expected to be launched in Q2/Q3 2022.

2021 Financial Highlights:

●	Cash, cash equivalents, and restricted cash totaled $187.6 million at December 31, 2021.

●	Unrestricted cash at December 31, 2022 of $87.6 million.

●	As Vinco transitioned to a digital media and content technology company, revenue from continuing operations decreased 18.5% to $9.8 million from $12.0 million in 2020, driven primarily by the decrease in sales of personal protective equipment (PPE) partially offset by revenues generated by the Company’s Honey Badger and NFT business lines.

●	Gross profit increased 1.3% to $2.48 million from $2.45 million in 2020. The increase reflects the impact of the Company’s shift in revenue mix to higher margin revenue from its Honey Badger and NFT business lines.

●	Selling, general and administrative expenses from continuing operations were $78.9 million compared to $10.0 million in 2020. The significant increase was driven by increases of $40.1 million of stock-based compensation, $10.6 million of legal and professional fees, including transactional fees, $7.1 million of compensation costs and $4.8 million of advertising, marketing and promotional fees. These increases reflect the Company’s significant efforts during 2021 in transitioning its focus to the digital media and content technology business, including completing its acquisition of an 80% ownership interest in Lomotif through ZVV Media Partners.

●	Other income and expenses in 2021 were $635.8 million as compared to $3.4 million in 2020. The significant increase is due to the impact of the requirement that the Company classify its warrants to purchase shares of its common stock as a liability on its consolidated balance sheets as these warrants are a free-standing financial instrument that may require the Company to transfer consideration upon exercise. Each warrant is initially recorded at fair value on the date of issuance using the Monte-Carlo simulation pricing model and subsequently re-measured to fair value at each subsequent balance sheet date. Changes in fair value of the warrant are recognized as a component of net other income (expense) in the consolidated statement of operations and comprehensive loss. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrant. During 2021, loss on issuances of warrants was $656,504,000 offset by an increase in fair value of warrant liability of $94,818,000, resulting in a net other expense of $561,686,000 for warrants recognized by the Company for the year 2021.

●	Net loss in 2021 was $713.2 million, or ($11.24) per basic and diluted share, compared to a net loss of $5.2 million, or ($0.49) per basic and diluted share in 2020. The increase in net loss in 2021 resulted from the impact of three cost elements: (1) a net other expense of $561,686,000 resulting from the warrant accounting requirement described above; (2) stock-based compensation of $43,381,000; and (3) other selling, general and administrative costs due to the Company’s transition efforts (“SGA costs”). Each of the cost elements (1) and (2) are affected by the market price of the Company’s common stock as traded on the Nasdaq National Capital Market which represents the fair value of the Company’s stock. The Company experienced a wide range of prices from a low of $1.24 and a high of $10.82 per share in 2021 and may continue to experience wide price fluctuation, which can have a significant impact on the fair value of the Company’s warrants and equity compensation instruments of their grant dates, vesting dates and exercise dates. In the aggregate, the cost elements (1) and (2) constituted 84.8% of the Company’s net loss during 2021. Cost element (3), other SGA costs due to the Company’s transition efforts including the acquisition of an 80% ownership interest in Lomotif through ZVV Media Partners, caused the Company to increase its headcount, sales and marketing expenses, and legal and professional fees in connection with its completed and ongoing transactions in 2021.

●	Total stockholders’ equity increased to $133.7 million from $13.5 million in 2020.

Fourth Quarter 2021 Financial Highlights:

●	Cash, cash equivalents, and restricted cash totaled $187.6 million at December 31, 2021.

●	Unrestricted cash at December 31, 2022 of $87.6 million.

●	Revenue from continuing operations decreased 1.5% to $2.23 million from $2.33 million in the fourth quarter of 2020, which reflected a decrease in sales of PPE offset by a consistent demand for the Company’s packaging products and revenues generated by the Company’s Honey Badger and NFT business lines.

●	SGA costs from continuing operations were $35.2 million, of which $26.6 million or 75.4% was stock based compensation. Otherwise, the Company’s SG&A costs from continuing operations were $8.7 million in the fourth quarter of 2021 as compared $1.9 million in the fourth quarter of 2020, which resulted from the Company’s significant effort to transition its business focus to digital media and entertainment during 2021.

●	In the fourth quarter of 2021, the Company recognized a net income of $71.7 million, compared to a net income of $3.8 million in the fourth quarter of 2020. The increase in the net income was primarily due to the decrease in the fair value of warrant liability which, netted against a loss on warrants issued during the fourth quarter, created a net other income of $142.0 million during the fourth quarter of 2021. Similar to previous quarters in 2021, the Company’s net income (loss) was significantly impacted by the changes in the fair value of the Company’s outstanding warrants.

Vinco Ventures, Inc. Fourth Quarter 2021 Conference Call

Event Date: April 18, 2022

Event Time: 8:30AM Eastern Standard Time

The audio conference call can be accessed through:

1- 877-407-2991 (U.S. participants)

1- 201-389-0925 (International participants)

A live and archived webcast presentation will be available at: https://investors.vincoventures.com/.

Conference Replay:

A teleconference replay will be available until April 26, 2022.

1- 877-660-6853 (U.S. participants)

1-201-612-7415 (International participants)

Passcode: 13729282

Vinco Ventures, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	December 31, 2021	December 31, 2020

Assets
Current assets:
Cash and cash equivalents	$87,612,176	$249,356
Restricted cash	100,000,000	-
Short-term investments	178,000	1,018,000
Accounts receivable, net	1,124,421	1,382,163
Inventory, net	475,666	1,127,725
Prepaid expenses and other current assets	10,403,401	522,259
Loans held-for-investment, current portion	3,950,000	-
Due from related party	15,997,803	-
Current assets of discontinued operations	-	1,042,680
Total current assets	219,741,467	5,342,183
Property and equipment, net	1,376,751	1,010,801
Right of use assets, net	168,914	153,034
Loans held-for-investment	250,000
Loans held-for-investment – related parties	20,500,000
Intangible assets, net	40,525,453	9,798,813
Goodwill	121,580,144	5,983,852
Cost method investment	1,000,000	-
Non-current assets of discontinued operations	-	5,739,524
Total assets	$405,142,729	$28,028,207

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$6,105,963	$3,618,339
Accrued expenses and other current liabilities	19,330,835	2,101,610
Deferred revenues	61,348	152,040
Current portion of operating leases liabilities	100,733	96,777
Income tax payable	160,610	27,643
Line of credit, net of debt issuance costs of $0 and $0, respectively	-	1,500,953
Current portion of convertible notes payable, net of debt issuance costs of $68,911,823 and $13,844, respectively	44,238,177	577,260
Current portion of notes payable, net of debt issuance costs of $0 and $34,997, respectively	15,530	1,301,212
Current portion of notes payable – related parties	112,835	1,389.923
Due to related party	15,401	32,452
Current liabilities of discontinued operation	-	487,454
Total current liabilities	70,141,432	11,285,663
Operating leases liabilities –net of current portion	70,514	58,713
Convertible notes payable – related parties, net of current portion, net of debt discount of $13,349 and $266,667, respectively	2,608,923	1,161,495
Notes payable, net of current portion	12,114	595,879
Notes payable – related parties, net of current portion	-	1,403,756
Deferred tax liability	61,645	-
Derivative liability	198,566,170	-
Total liabilities	$271,460,798	$14,505,506
Commitments and Contingencies

Stockholders’ equity
Preferred stock, $0.001 par value, 0 and 30,000,000 shares authorized as of December 31, 2021 and December 31, 2020, respectively	-	-
Series B Preferred Stock, $0.001 par value, 0 and 1,000,000 shares authorized; 0 and 764,618 shares issued and outstanding as of December 31, 2021 and 2020, respectively	$-	$765
Common stock, $0.001 par value, 250,000,000 shares authorized 150,118,024 and 14,471,403 shares issued and outstanding as of December 31, 2021 and 2020, respectively	150,118	14,471
Additional paid-in-capital	850,096,635	39,050,260
Accumulated deficit	(736,826,951)	(23,648,898)
Total stockholders’ equity attributable to Vinco Ventures, Inc.	113,419,802	15,416,598
Noncontrolling interests	20,262,129	(1,893,897)
Total stockholders’ equity	133,681,931	13,522,701
Total liabilities and stockholders’ equity	$405,142,729	$28,028,207

Vinco Ventures, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2021	2020

Revenues, net	$9,791,372	$12,016,305
Cost of revenues	7,312,602	9,570,205
Gross profit	2,478,770	2,446,100

Operating expenses:
Selling, general and administrative	78,946,891	10,009,725
Impairment of goodwill	3,741,729	-
Total operating expenses	82,688,620	10,009,725
Operating loss	(80,209,850)	(7,563,625)

Other income (expense):
Rental income	71,543	102,815
Interest expense	(72,784,039)	(3,378,131)
Change in fair value of short-term investments	(840,000)	(22,000)
Loss on issuance of warrants	(656,504,147)	-
Change in fair value of warrants	94,817,673	-
Gain on divestiture	-	-
Loss on deconsolidation	(1,194,311)	-
Gain on sale of building	764,718	-
Other income	(32,915)	-
Total other income (expense)	(635,701,478)	(3,297,316)
Loss before income taxes	(715,911,328)	(10,860,941)
Income tax expense (benefit)	194,539	19,197
Net loss from continuing operations	(716,105,867)	(10,880,138)
Net loss attributable to noncontrolling interests	(8,039,914)	(554,382)
Net loss attributable to Vinco Ventures, Inc. from continuing operations	(708,065,953)	(10,325,756)
(Loss) gain from discontinued operations before income taxes	(5,112,100)	5,185,260)
Provision for income taxes for discontinued operations	-	12,940
Net (loss) gain from discontinued operations	(5,112,100)	5,172,320

Net loss attributable to Vinco Ventures, Inc.	$(713,178,053)	$(5,153,436)
Net loss per share – basic and diluted:
Net loss per share – continuing operations	$(11.28)	$(0.60)
Net loss per share – noncontrolling interests	(0.12)	(0.05)
Net loss per share – Vinco Ventures, Inc.	(11.16)	(0.55)
Net loss per share – discontinued operations	(0.08)	0.06
Net loss per share	$(11.24)	$(0.49)
Weighted average number of common shares outstanding – basic and diluted	63,471,699	10,514,010

Vinco Ventures, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2021	2020
Cash Flows from Continuing Operations
Cash Flow from Operating Activities
Net loss attributable to Vinco Ventures, Inc.	$(708,065,953)	$(5,752,718)
Net loss attributable to noncontrolling interests	(8,039,914)	(554,382)
Net loss	(716,105,867)	(6,307,100)
Adjustments to reconcile net loss to net cash used in operating activities:
Discontinued operations	(5,112,100)	-
Stock-based compensation	43,366,137	3,241,554
Depreciation and amortization	3,786,721	1,353,822
Reserve for bad debts	-	145,690
Reserve for obsolescence	900,000	166,560
Deferred tax liability	61,645	-
Amortization of right of use asset	114,097	579,066
Amortization of debt issuance costs	73,494,520	2,357,879
Impairment of goodwill	3,741,729	-
Gain on divestiture of Cloud B, Inc. and Cloud B assets	4,130,579	(4,911,761)
Gain on extinguishment of debt	(852,352)	-
Gain on sale of building	(475,418)	-
Loss on disposal of joint venture	1,194,311	-
Loss on issuance of warrants	646,504,147	-
Change in fair value of earnout	200,000	-
Change in fair value of short-term investment	840,000	22,000
Change in fair value of derivative liability	(94,817,672)
Changes in assets and liabilities:
Accounts receivable	185,701	(444,687)
Inventory	(522,241)	(97,873)
Prepaid expenses and other current assets	(25,658,005)	7,276
Accounts payable	2,446,314	2,055,055
Accrued expenses and other current liabilities	15,202,100	155,815
Operating lease liabilities	(114,220)	(598,937)
Due to/from related party	(17,051)	15,200
Net cash provided by (used in) operating activities from continuing operations	(47,506,926)	(2,260,441)
Net cash provided by (used in) operating activities in discontinued operations	-	(178,485)
Total Net cash provided by (used in) operating activities	(43,006,926)	(2,438,926)

Cash Flows from Investing Activities
Loans held-for-investment – related parties	(22,750,000)	-
Loans held-for-investment	(3,950,000)	-
Purchases of property and equipment	(764,721)	(276,478)
Purchase of licensing agreement	-	(1,552,500)
Purchase of influencer network	(2,756,000)	-
Acquisitions, net of cash	(90,761,200)	180,489
Cash proceeds from sale of Cloud B assets	2,529,565	-
Cash proceeds from sale of building	808,395
Investment in cost-method investments	(1,000,000)	-
Net cash used in investing activities from continuing operations	(118,643,961)	(1,648,489)
Net cash used in investing activities from discontinued operations	-	-
Total Net cash used in investing activities	(118,643,961)	(1,648,489)

Cash Flows from Financing Activities
Net borrowings under line of credit	122,000,000	1,028,385
Borrowings under convertible notes payable	-	2,067,123
Borrowings under notes payable	73,000	1,944,479
Borrowings under notes payable – related parties	-	250,000
Repayments under line of credit	(379,333)	-
Repayments under convertible notes payable	(1,498,462)	-
Repayments under notes payable	(1,147,092)	(1,042,946)
Repayments under notes payable – related parties	(2,714,677)	(119,509)
Fees paid for financing costs	(11,205,677)	(157,055)
Net proceeds from exercise of warrants	243,974,948	250,000
Net proceeds from issuance of common stock	6,055,000	-
Repurchase of common stock	(1,644,000)	-
Distributions	-	(296,425)
Net cash provided by financing activities from continuing operations	353,513,707	3,924,052
Net cash provided by financing activities from discontinued operations	-	-
Total Net cash provided by financing activities	353,513,707	3,924,052
Net increase (decrease) in cash and cash equivalents from continuing operations	187,362,820	15,122
Net increase (decrease) in cash and cash equivalents from discontinued operations	-	(178,485)
Cash and cash equivalents - beginning of year	249,356	412,719
Cash and cash equivalents - end of year	$187,612,176	$249,356

About Vinco Ventures

Vinco Ventures, Inc. (BBIG) is focused on [the development of digital media and content technologies]. Vinco Ventures’ consolidated subsidiary, ZVV Media Partners, LLC, a joint venture of Vinco Ventures and ZASH Global Media and Entertainment Corporation, has an 80% ownership interest in Lomotif Private Limited. For more information visit Investors.vincoventures.com.

About Lomotif

Lomotif is a video-sharing social networking platform that is democratizing video creation. A home for creators since 2014, Lomotif hosts a grassroots social community with dedicated users in Asia, Latin America and the United States. Lomotif is 80% owned by ZVV Media Partners, LLC, a joint venture of ZASH Global Media and Entertainment Corporation and Vinco Ventures, Inc. (Nasdaq: BBIG). Download the Lomotif app from Apple and Google stores or visit www.lomotif.com for more information.

About Cryptyde

Cryptyde, Inc. (anticipated: TYDE), is focused on leveraging blockchain technologies to disrupt consumer facing industries.

Forward-Looking Statements and Disclaimers

This press release contains “forward-looking statements” as defined in the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, which are based upon beliefs of, and information currently available to, Vinco Ventures’ management as well as estimates and assumptions made by Vinco Ventures’ management. These statements can be identified by the fact that they do not relate strictly to historic or current facts. When used in this presentation the words “estimate,” “expect,” “intend,” “believe,” “plan,” “anticipate,” “projected,” and other words or the negative of these terms and similar expressions as they relate to the applicable company or its management identify forward-looking statements. Such statements reflect the current view of Vinco Ventures with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to Vinco Ventures and its subsidiaries and consolidated variable interest entities including Lomotif, their industry, financial condition, operations and results of operations. Such factors include, but are not limited to, the expected benefits from Vinco Ventures’ investments in Lomotif and related growth initiatives and strategies such as the blended media, cross-platform distribution strategy, the expected benefits of Lomotif’s participation in and sponsorship of live entertainment events, the expected benefits from acquisition of AdRizer and planned integration of the AdRizer technology with Lomotif and Honey Badger and synergies between AdRizer, Lomotif and Honey Badger, uncertainties as to the completion and timing of the spin-off of Cryptyde, the failure to satisfy any conditions to complete the spin-off as specified in the Form 10, the expected tax treatment of the spin-off and the impact of the spin-off on the businesses of Vinco Ventures and Cryptyde, the expected benefits for Vinco Ventures, its shareholders and Cryptyde from the recent injection of businesses and assets into Cryptyde and the spin-off, the regulatory risks with the NFT and blockchain business lines and such other risks and uncertainties described more fully in documents filed by Vinco Ventures and Cryptyde with or furnished to the Securities and Exchange Commission, including the risk factors discussed in Vinco Ventures’ Annual Report on Form 10-K for the period ended December 31, 2021 filed on April 15, 2022 and Cryptyde’s Amendment No. 2 of Form 10 filed on March 18, 2022, which are available at www.sec.gov. Should one or more of these risks or uncertainties materialize, or the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

# # #

Investor Relations

Aimee Carroll

T: 866-900-0992

investors@vincoventures.com